Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
CERTIFICATE OF INCORPORATION OF ROCKWELL MEDICAL, INC.

Rockwell Medical, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.   The current name of the Corporation is Rockwell Medical, Inc.

2.   The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 30, 2019.

3.   The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law proposing this Amendment of the Corporation’s Certificate of Incorporation and declaring the advisability of this Amendment to the Certificate of Incorporation and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Section 4.1 of Article IV of the Certificate of Incorporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:

Section 4.1   Authorized Stock. Effective as of 12:01 a.m. on May 13, 2022 (the “Effective Time”), a one-for-eleven: reverse stock split of the Corporation’s common stock, $0.0001 par value per share (the “Common Stock”), shall become effective, pursuant to which each eleven shares of Common Stock issued or outstanding (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 par value per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors of the Corporation.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified.

The total number of shares which the Corporation shall have authority to issue is 172,000,000 shares, of which 170,000,000 shall be designated as a class of Common Stock, par value $0.0001 per share (the “Common Stock”), and 2,000,000 shall be designated as a class of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”).

4. This Certificate of Amendment to the Certificate of Incorporation has been duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its Chief Executive Officer this 12th day of May, 2022.

/s/ Russell H. Ellison
Russell H. Ellison Chief Executive Officer

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